Exhibit 21.1

List of Subsidiaries

Subsidiaries

Name	Jurisdiction of Incorporation
iDreamSky Technology (HK) Limited	Hong Kong

Chuangmeng Wuxian (Beijing) Information & Technology Co., Ltd.	People’s Republic of China (“PRC”)

Affiliated Entities

Name	Jurisdiction of Incorporation
Beijing Chuangmeng Wuxian Technology Co., Ltd.	PRC

Shenzhen iDreamSky Technology Co., Ltd.	PRC

Shenzhen Mengyu Technology Co., Ltd.	PRC

Shenzhen Yiyou Technology Limited	PRC

Shenzhen Zhuoyou Technology Limited	PRC

Nanjing Zhuochuang Huyu Information Technology Co., Ltd	PRC